
<ARTICLE> 5
<LEGEND>
The schedule contains summary financial information extracted from the balance sheet and statement of income and is qualified in its entirety by reference to such financial statements.
</LEGEND>
<CIK> 0000786622
<NAME> KRUPP INSURED PLUS-I LIMITED PARTNERSHIP

<PERIOD-TYPE>                   6-MOS
<FISCAL-YEAR-END>                          DEC-31-1997
<PERIOD-END>                               JUN-30-1997
<CASH>                                       2,292,217
<SECURITIES>                                68,858,324<F1>
<RECEIVABLES>                                  474,136
<ALLOWANCES>                                         0
<INVENTORY>                                          0
<CURRENT-ASSETS>                               763,063<F2>
<PP&E>                                               0
<DEPRECIATION>                                       0
<TOTAL-ASSETS>                              72,387,740
<CURRENT-LIABILITIES>                           10,443
<BONDS>                                              0
<PREFERRED-MANDATORY>                                0
<PREFERRED>                                          0
<COMMON>                                    71,345,338<F3>
<OTHER-SE>                                   1,031,959<F4>
<TOTAL-LIABILITY-AND-EQUITY>                72,387,740
<SALES>                                              0
<TOTAL-REVENUES>                             2,760,201<F5>
<CGS>                                                0
<TOTAL-COSTS>                                        0
<OTHER-EXPENSES>                               718,592<F6>
<LOSS-PROVISION>                                     0
<INTEREST-EXPENSE>                                   0
<INCOME-PRETAX>                              2,041,609
<INCOME-TAX>                                         0
<INCOME-CONTINUING>                          2,041,609
<DISCONTINUED>                                       0
<EXTRAORDINARY>                                      0
<CHANGES>                                            0
<NET-INCOME>                                 2,041,609
<EPS-PRIMARY>                                        0<F7>
<EPS-DILUTED>                                        0<F7>

<F1>Includes participating Insured Mortgages (PIMs") of $42,504,831 and
Mortgage-Backed Securities ("MBS") of $26,353,493.
<F2>Includes prepaid acquisition fees and expenses of $3,810,610 net of accumulated amortization of $3,262,418 and prepaid participation servicing fees of $810,846 net of accumulated amortization of $595,975.
<F3>Represents total equity of General Partners and Limited Partners.  General
Partners deficit of ($233,646) and Limited Partners equity of $71,578,984.
<F4>Unrealized gain on MBS.
<F5>Represents interest income on investments in mortgages and cash.
<F6>Includes $342,784 of amortization of prepaid fees and expenses.
<F7>Net income allocated $61,249 to the General Partners and $1,980,360 to the
Limited Partners. Average net income per Limited Partner interest is $.26 on
7,500,099 Limited Partner interests outstanding.

